Exhibit 3.2

Series Designation

of

Casa Shares Series Richmond LLC, a Series of Casa Shares Assets, LLC

In accordance with the Limited Liability Company Agreement of Casa Shares Assets, LLC, a Delaware series limited liability company (the “Company”), dated August 22, 2023 (the “Agreement”) and upon the execution of this Series Designation by the Company and Casa Shares, Inc. in its capacity as Managing Member of the Company and of Casa Shares Series Richmond LLC, a series of the Company (“Series Richmond”), this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “Casa Shares Series Richmond LLC Designation Exhibit.”

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	Casa Shares Series Richmond LLC, a series of Casa Shares Assets, LLC.

Effective Date of Establishment	November 5, 2024.

Managing Member	Casa Shares, Inc., was appointed as the Managing Member of Series Richmond with effect from the date of the Agreement and shall continue to act as the Managing Member of Series Richmond until the dissolution of Series Richmond pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Series Property	The series property of Series Richmond shall be comprised of a four bedroom single family residence located at 623 S 2275 W, Rexburg, ID 83440, which will be acquired by Series Richmond through a wholly owned limited liability subsidiary of Series Richmond.

Management Fees	As authorized in Section 6.6 and consisting of:

● Sourcing Fee: A one-time fee equal to six percent (6%) of the purchase price of the property acquired by the Series; and
● Management Fee: An annual fee equal to one and one-half percent (1.5%) of the assets of the Series under management, to be paid quarterly.

Purpose	As stated in Section 2.4.

Issuance	Subject to Section 6.3(a)(i), the number of Series Richmond Interests the Company will initially issue is up to 56,971 Interests.

Broker (with respect to the Regulation A offering only)	Rialto Markets LLC

Brokerage Fee	1%, in cash, of the purchase price of the Series Richmond Interests sold in the offering of the Series Richmond Interests (excluding any Series Richmond Interests acquired by the Managing Member or its affiliates).

Interest Designation	No Member holding Series Richmond Interests shall be entitled to any preemptive, preferential or similar rights connection with the issuance of Series Richmond Interests.

Voting	Subject to Section 3.5, the Series Richmond Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series Richmond Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Series Richmond Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Series Designation) that would adversely change the rights of the Series Richmond Interests; and

(b) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series Richmond Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series Richmond Interests shall not be required for any of the other matters specified under Section 12.1.

Splits	There shall be no subdivision of the Series Richmond Interests other than in accordance with Section 3.7.

Other rights	Holders of Series Richmond Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Richmond Interests.

Officers	There shall initially be no specific officers associated with Series Richmond, although, the Managing Member may appoint Officers of Series Richmond from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1.

Minimum Interests	Ten (10) Interest per Member.

Fiscal Year	As stated in Section 8.2.

Information Reporting	As stated in Section 8.1(c).

Termination	As stated in Section 11.1(b).

Liquidation	As stated in Section 11.3.

Amendments to this Exhibit	As stated in Article XII.

CASA SHARES SERIES RICHMOND LLC, A SERIES OF CASA SHARES ASSETS, LLC

BY:	CASA SHARES, INC., the Series Manager

By:	/s/ Mirza Beg
Name:	Mirza Beg
Title:	Chief Executive Officer

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